Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS ANOTHER STRONG QUARTER DEMONSTRATING ROBUST GROWTH AND IMPRESSIVE FINANCIAL RESULTS FOR THE SIX AND THREE MONTHS ENDED NOVEMBER 30, 2023

Tulsa, OK—01/17/2024—Greystone Logistics, Inc. (OTCQB:GLGI) Tulsa-based Greystone Logistics, Inc. reports results of operations for the six months ended November 30, 2023 and the three months ended November 30,2023.

Greystone reported earnings per share of common stock for the six months ended November 30, 2023, of $0.09 compared to $0.03 for the six months ended November 30, 2022. Net income was $2,709,045 and $1,186,494 for the six months ended November 30, 2023 and 2022, respectively. EBITDA for the six months ended November 30, 2023, was $7,442,509 compared to $4,672,430 for the six months ended November 30,2022.

Earnings per share of common stock for the three months ended November 30, 2023 were $0.03 per compared to a net loss per share of common stock of $(0.01) per share. Net income (loss) for the three months ended November 30, 2023 and 2022 was $964,826 and $(187,247), respectively.

Sales for the six months ended November 30, 2023, were $33,010,707 compared to sales of $31,055,273 in the prior period. Gross profit margins were 21.8% and 11.9% for the six months ended November 30, 2023 and 2022, respectively. The profit margin for the six months period showed significant improvement over the prior period which was principally impacted by increased volume, productivity improvements, and lower raw material costs.

Sales for the three months ended November 30, 2023, were $15,597,036 compared to sales of $12,101,674 in the prior period. Gross profit margins were 20.1% and 10.1% for the three months ended November 30, 2023 and 2022, respectively. The profit margin for the three months period showed significant improvement over the prior period which was also principally impacted by increased volume, productivity improvements, and lower raw material costs.

“The company experienced yet another great quarter, marked by impressive financial performance and significant milestones,” stated CEO, Warren Kruger. Greystone Logistics has expanded its sales team by adding two in-house salesmen. This strategic move enables the company to enhance its sales efforts, provide personalized service, and cater to the evolving needs of its customers. While Greystone Logistics has traditionally relied on stocking and nonstock distributors to support its sales, the addition of in-house salesmen reflects the company's commitment to delivering exceptional customer service and building strong relationships. Greystone Logistics is also pleased to announce the order for a new tool for an existing customer that is under a three-year contract further strengthening Greystone's relationship with its valued customers and underscoring its dedication to adapt and provide innovative cutting-edge solutions.

Greystone Logistics is a green manufacturing company providing innovative logistics solutions, specializing in manufacturing 100% recycled plastic shipping pallets. With a commitment to excellence, the company's customer-centric approach and dedication to delivering exceptional value have made it a trusted partner for businesses across various industries including food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company's technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets at lower costs than many other processes. The recycled plastic in Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over producers who use virgin resin.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics' Form 10-K for the fiscal year ended May 31, 2023.

Conference Call - Wednesday, January 17, 2024, at 2:00 PM ET, hosted by Warren Kruger, President, and CEO. Conference ID is Greystone. Dial-in information is Toll-Free Number, 800-579-2543, or Direct or International Number, 785-424-1789. A Q&A session will be available.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Six Months Ended November 30, 2023 and 2022

	2023	2022
Net Income	$2,709,045	$1,186,494
Income Taxes	1,217,000	256,000
Depreciation and Amortization	2,844,103	2,722,174
Interest Expense	672,361	507,762
EBITDA (A)	$7,442,509	$4,672,430

(A)

EBITDA represents income before income taxes plus interest, depreciation, and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Brendan Hopkins

Investor Relations

Email: investorrelations@greystonelogistics.com

Phone: (407) 645-5295

https://www.greystonepallets.com